OLD REPUBLIC INTERNATIONAL CORPORATION

           Notice of the Annual Meeting of Shareholders

                     To be held May 13, 1994

To the Shareholders of

     OLD REPUBLIC INTERNATIONAL CORPORATION

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the
Shareholders of OLD REPUBLIC INTERNATIONAL CORPORATION will be held in Room 2300 at the offices of the Company, 307 North Michigan Avenue, Chicago, Illinois 60601, on Friday, May 13, 1994 at 3:00 P.M. Central Daylight Savings Time, for the purpose of considering and acting upon the following matters:

1.   To elect five Class 1 directors;

2. To consider and act upon a proposed amendment to the Company's Restated Certificate of Incorporation to change the par value of the authorized Preferred Stock to one cent per share; and

3. To transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on March 21, 1994 will be entitled to vote, either in person or by proxy. Shareholders who do not expect to attend in person are urged to execute and return the accompanying proxy in the envelope enclosed.

     The annual report of the Company for the year 1993 is being mailed to all shareholders of record with this Notice and the Proxy Statement.

     By order of the Board of Directors.


                                        SPENCER LEROY III
                                        Secretary


Chicago, Illinois
March 31, 1994

                         Proxy Statement

             OLD REPUBLIC INTERNATIONAL CORPORATION

                 ANNUAL MEETING OF SHAREHOLDERS

                          May 13, 1994

                       GENERAL INFORMATION

     This proxy statement is being furnished to the shareholdersof Old Republic International Corporation, a Delaware corporation(the "Company"), 307 North Michigan Avenue, Chicago, Illinois60601, in connection with the solicitation of proxies by itsBoard of Directors for use at the annual meeting of shareholders to be held on May 13, 1994 and any adjournments thereof. Theapproximate date on which this proxy statement and theaccompanying proxy are first being sent to the shareholders isMarch 31, 1994.

     The proxy is revocable at any time before it is voted by written notification to the persons named therein as proxies, which may be mailed or delivered to the Company at the above address. All shares represented by effective proxies will be voted at the meeting and at any adjournments thereof.

     If the enclosed proxy is properly executed and returned in time for voting with a choice specified thereon, the shares represented thereby will be voted as indicated thereon. If no specification is made, the proxy will be voted by the proxy committee for the election as directors of the nominees named below (or substitutes therefor if any nominees are unable or refuse to serve), for the proposed amendment to the Company's Restated Certificate of Incorporation to change the par value of the Company's Preferred Stock, and in its discretion upon such matters not presently known or determined which may properly come before the meeting.

     The Company has two classes of stock outstanding, Preferred Stock, without par value ("Preferred Stock"), and Common Stock, $1.00 par value per share ("Common Stock"). The voting Preferred Stock is composed of Series B Cumulative Convertible Preferred Stock ("Series B Preferred Stock"), Series D Cumulative Convertible Preferred Stock ("Series D Preferred Stock"), Series E Cumulative Convertible Preferred Stock ("Series E Preferred Stock"), and Series G Convertible Preferred Stock ("Series G Preferred Stock"). On February 28, 1994, 386,075 shares of Series B Preferred Stock, 22,874,402 shares of Series D Preferred Stock, 112,955 shares of Series E Preferred Stock, 51,546 shares of Series G Preferred Stock and 56,310,689 shares of Common Stock were outstanding and entitled to one vote each on all matters considered at the meeting. Shareholders of record as of the close of business on March 21, 1994 are entitled to notice of and to vote at the meeting. On February 28, 1994, the Company also had outstanding 2,300,000 shares of 8-3/4% Series H Cumulative Preferred Stock ("Series H Preferred Stock") which is not entitled to vote at the meeting. There are no cumulative voting rights with respect to the election of directors.


                 PRINCIPAL HOLDERS OF SECURITIES

     The following tabulation shows with respect to (i) each person who is known to be the beneficial owner of more than 5% of any series of the voting Preferred Stock or the Common Stock of the Company; (ii) each dr of the Company; and (iii) all executive officers and directors, as a group: (a) the total number of shares of Preferred Stock or Common Stock beneficially owned as of February 28, 1994; and (b) the percent of the class of stock so owned as of the same date:

                                                                           Amount and
                                                                           Nature of        Percent
                                   Name                                    Beneficial          of
     Title of Class                of Beneficial Owner                     Ownership          Class(*)
Series B Preferred  .............  Inter West Assurance Company, Ltd.      386,075       <F1> 100.0
                                   P.O. Box HM 1022
                                   Hamilton HM DX, Bermuda
Series D Preferred  .............  Old Republic International Corporation  22,256,682    <F2>  97.3
                                   Employees Savings and Stock
                                   Ownership Plan
                                   Messrs. Sursa, Stover and Zucaro
                                   as members of The Administration
                                   Committee
                                   307 North Michigan Avenue
                                   Chicago, Illinois 60601
                                   Paul D. Adams                               10,859    <F3>   **
                                   Anthony F. Colao                            17,540    <F3>   0.1
                                   Jimmy A. Dew                                41,212    <F3>   0.2
                                   Peter Lardner                               13,656    <F3>   0.1
                                   Spencer LeRoy III                              730    <F3>    **
                                   William A. Simpson                          42,477    <F3>   0.2
                                   A. C. Zucaro                               232,925    <F3>   1.0
                                   All executive officers and directors, as
                                   a group                                    359,399    <F3>   1.6
Series G Preferred  .............  John C. Collopy                              3,242    <F4>   6.3
                                   William R. Stover                           33,974    <F4>  65.9
                                   All executive officers and directors, as
                                   a group                                     37,216    <F4>  72.2
Series H Preferred  .............  Anthony F. Colao                               300            **
                                   William R. Stover                            8,000           0.3
                                   A. C. Zucaro                                   800            **
                                   All executive officers and directors, as
                                   a group                                      9,100           0.4
Common Stock
Shareholders' beneficial
ownership of more than 5% of the
Common Stock (excluding direc-
tors)     ...............          Old Republic International Corporation   5,290,215     <F4>  9.4
                                   Employees Savings and Stock
                                   Ownership Plan
                                   Messrs. Sursa, Stover and Zucaro
                                   as members of The Administration
                                   Committee
                                   307 North Michigan Avenue
                                   Chicago, Illinois 60601
                                   American Business & Mercantile          4,493,640     <F5>   8.0
                                   Insurance Group, lnc.
                                   307 North Michigan Avenue
                                   Chicago, Illinois 60601
                                   lnvesco, PLC                            3,062,654 (6)        5.4
                                   11 Devonshire Square
                                   London EC2M 4YR        N.E.
                                   England

                    Name of             Shares Subject to   Shares Held by      Beneficially                    of
Title of Class      Beneficial Owner    Stock Options(*)    Employee Plan(*)       Owned(*)       Total       Class*
Directors' and      Paul D. Adams            26,899              738 <F3>        19,650           47,287       0.1
executive officers' Anthony F. Colao         65,544            2,165 <F3>         2,238           69,947       0.1
beneficial          John C. Collopy                                              63,506<F7>       63,506       0.1
ownership           Jimmy A. Dew             23,124            1,819 <F3>       133,270<F8>      158,213       0.3
                    Darrel M. Holt                                               27,383           27,383        **
                    Kurt W. Kreyling                                            163,812<F9>      163,812       0.3
                    Peter Lardner            24,970             1,032<F3>        70,595<F10>      96,597       0.2
                    Wilbur S. Legg                                               21,552<F11>      21,552        **
                    Spencer LeRoy III        7,500                463<F3>         2,538<F12>      10,501        **
                    John W. Popp                                                  2,000            2,000        **
                    William A. Simpson       23,624             1,875<F3>       102,350<F13>     127,849       0.2
                    Arnold L. Steiner                                           456,098<F14>     456,098       0.8
                    William R. Stover                                           285,773<F15><F16>285,773       0.5
                    David Sursa                                                 263,888<F16><F17>263,888       0.5
                    William G. White, Jr.                                        19,693           19,693        **
                    A. C. Zucaro             106,212           23,523<F3>       176,654<F16><F18>306,389       0.5

     All executive officers
     and directors, as a group               277,873           31,615<F4>     1,810,255       2,119,743       3.7

*   Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Common shares used for calculation purposes include 4,493,640 shares held by American Business & Mercantile Insurance Group, Inc.
    and its subsidiary (See Note 4), and equivalent common shares to be issued upon conversion of all series of
    Preferred Stock convertible within 60 days.

**  Less than one-tenth of one percent.

<F1>Inter West Assurance Company, Ltd. ("Inter West") is wholly owned by Ridgefield International Corporation
    ("Ridgefield"), an insurance holding company in which the Company and several affiliated companies combined own approximately 30.3% of the voting stock (and 99.6% of the total voting and non-voting equity securites).  Mr.
    Zucaro is a director of Inter West and Ridgefield.  Inter West also owns 424,683 shares of Series D Preferred Stock and 48,594 shares of Common Stock of the Company.

<F2>22,256,682 shares of Series D Preferred Stock and 838,879 shares of Common Stock are held by the Old Republic
    International Corporation Employees Savings and Stock Ownership Plan. Under the terms of the Plan, a participant is entitled to vote the Company stock held by the Plan the value of which has been allocated to the participant's account. The Administration Committee appointed pursuant to the Plan is authorized to vote the Company stock held by the Plan until such time as the value of such stock has been allocated to a participant's account or where a participant fails to exercise his or her voting rights. The value of a portion of the shares of the Series D
    Preferred Stock and Common Stock has been allocated to the accounts of Plan participants. Additionally, the
    Administration Committee may be deemed to have investment power with respect to stock held by the Plan. The
    Administration Committee is composed of Messrs. Sursa, Stover, and Zucaro, all directors of the Company. Under the rules of the Securities and Exchange Commission, each of them may be deemed to be the beneficial owner of such shares of Series D Preferred Stock and Common Stock by virtue of such shared voting and investment power.

    The Series D Preferred Stock held by the Old Republic International Corporation Employees Savings and Stock
    Ownership Plan is convertible at any time into 4,451,336 shares of Company Common Stock. Accordingly, under the rules of the Securities and Exchange Commission, Messrs. Sursa, Stover, and Zucaro each may be deemed to be the beneficial owners of 5,290,215 shares of Common Stock (The shares that would be obtained on the conversion of the
    Series D Preferred Stock plus the 838,879 shares of Common Stock actually owned by the Plan). The foregoing presentation should not be construed as an admission of beneficial ownership, and such persons disclaim beneficial ownership of shares held by the Plan.

<F3>Includes only the shares that have been allocated to the account of the director or the executive officer as a Plan participant. Excludes those shares for which the director may be deemed to have investment and voting power as a result of being a member of the Administration Committee of the Plan.

<F4>Each share of Series G Preferred Stock is convertible at any time after six months from the date of issuance into
    0.95 share of Common Stock, and accordingly, under the rules of the Securities and Exchange Commission, Messrs.
    Collopy and Stover are deemed to be the beneficial owners of 3,079 and 32,275 shares, respectively, of Common Stock issuable upon conversion of their Series G Preferred Stock.


<F5>American Business & Mercantile Insurance Group, Inc. ("AB&M Group") and its wholly-owned subsidiary, American
    Business & Mercantile REassurance Company, own 4,493,640 shares of the Company's Common Stock. Voting control of
    AB&M Group is divided between American Business & Mercantile Insurance Mutual, Inc. ("AB&M Mutual"), which through a subsidiary, owns 60% of AB&M Group's voting stock, and the Company, which through a subsidiary, owns 40% of AB&M
    Group's voting stock. At February 28, 1994, the Company held 98.8%, AB&M Mutual .1%, and public shareholders 1.1%
    of the total voting and non-voting equity securities of AB&M Group.  AB&M Mutual is a property and liability mutual insurer affiliated with the Company through management agreements, and is owned by its policyholders. Mr. Zucaro is
    Chairman, President and Chief Executive Officer of AB&M Mutual and AB&M Group. Messrs. Colao, Holt, Kreyling, Legg,
    Steiner, Stover, Sursa, and Zucaro are directors of AB&M Group. Through subsidiaries, AB&M Mutual also owns 193,037 shares of Series D Preferred Stock and 48,567 shares of Common Stock of the Company.

<F6>Reflects number of shares, adjusted for stock dividends and splits, shown in the most recent Schedule 13-G filings with the Securities and Exchange Commission through February 28, 1994. Invesco, PLC has shared voting power with regard to all shares of Common Stock reported.

<F7>Includes 3,938 shares owned jointly by Mr. Collopy and his daughter and 3,079 shares that would be issued if Mr.
    Collopy converted his Series G Preferred Stock to Common Stock.

<F8>Includes 24,024 shares owned by Mr. Dew's wife.

<F9>Includes 158,730 shares owned by or in trust for Mr. Kreyling's wife of which Mr. Kreyling disclaims beneficial ownership and 4,100 shares owned by Mr. Kreyling's son of which Mr. Kreyling disclaims beneficial ownership.

<F10>
    Includes 56,974 shares held in a living trust of which Mr. Lardner's wife is the trustee. Mr. Lardner disclaims beneficial ownership of the shares owned by this trust.

<F11>
    Includes 18,490 shares owned jointly by Mr. Legg and his wife and 1,968 shares owned by Mr. Legg's wife of which
    Mr. Legg disclaims beneficial ownership.

<F12>
    Includes 1,688 shares held in trust for Mr. LeRoy's benefit.

<F13>
    Includes 11,210 shares owned by Mr. Simpson's wife.

<F14>
    Includes 5,298 shares owned by Mr. Steiner's wife, 217,714 shares held in a trust of which Mr. Steiner is a co-trustee, 54,436 shares held in trust for Mr. Steiner's children and 17,618 shares held by a foundation of which
    Mr. Steiner is a trustee.

<F15>
    Includes 74,082 shares owned jointly by Mr. Stover and his wife and 32,275 shares that would be issued if Mr.
    Stover converted his Series G Preferred Stock to Common Stock.

<F16>
    Messrs. Sursa, Stover and Zucaro are members of the Administration Committee of the Old Republic International
    Corporation Salaried Employees Restated Retirement Plan ("Retirement Plan"). As such, they are entitled to vote
    163,494 shares of Common Stock owned by the Retirement Plan. Under the rules of the Securities and Exchange
    Commission each of them may be deemed to be the beneficial owner of this Common Stock by virtue of such shared voting power. However, the foregoing presentation should not be construed as an admission of beneficial ownership.
    The members of the Administration Committee disclaim beneficial ownership of the Common Stock held by the
    Retirement Plan and these shares are not reflected in this table as shares beneficially owned by each of them.

<F17>
    Includes 135,854 shares owned by E.F.S. Investments, Inc., in which Mr. Sursa and his wife have a beneficial interest.

<F18>
    Includes 176,654 shares owned jointly by Mr. Zucaro and his wife.

       THE BOARD OF DIRECTORS AND ITS STANDING COMMITTEES

    The Company's Board of Directors has the responsibility to review the overall operations of the Company. The Board members are kept informed of the Company's results of operations and proposed plans and business objectives through periodic reports sent to them by the Company's management or presented at Board and Committee meetings. The Board met four times last year, once each quarter.
    Mr. Clarence L. Coleman retired as a director in May of 1993 after 47 years of service as a director. Mr. John W. Popp was elected at the Board's May meeting to fill the unexpired term of Mr. Coleman which runs until the Company's 1995 Annual Meeting of Shareholders. The Board at its May meeting also amended the Company's By-laws concerning the number of Company directors. Following this amendment, the number of directors of the Company was increased to 14 and Mr. William G. White was elected a Class 1 director. The term of the Class 1 directors expires at the Company's 1994 Annual Meeting of Shareholders. Thus, Mr. White is standing for reelection as a director. Mr. Popp has been a director of the Company's Bituminous and Great West insurance subsidiaries for more than the past five years and continues as such. Mr. White has been a director of the Republic Mortgage Insurance Company subsidiary for more than the past five years and continues as such.

Directors' Compensation

    Directors of the Company (other than full time employees) receive an annual retainer of $9,600 plus $900 for each Board or Committee meeting they attend. Directors of the Company or any of its subsidiaries who are full time employees receive $900 for each meeting they attend of the Board or a Committee of the Company (other than meetings of the Executive Committee). Mr. Collopy, who is the retired Chairman of the Board of one of the Company's subsidiaries, has a consulting agreement with that subsidiary whereby he is paid $74,400 per year through 1997.

Board Committees

    The Board of Directors has three principal standing committees.

    The Executive Committee is empowered to exercise the authority of the Board of Directors in the management of the business and affairs of the Company between the meetings of the Board, except as provided in the By-laws or limited by the provisions of the General Corporation Law of the State of Delaware. The Committee, which is composed of Messrs. Kreyling, Legg, Stover, Steiner, Sursa and Zucaro, met four times during 1993 and took action by unanimous written consent on one occasion. Mr. Stover is Chairman of the Committee.

    The Company has no standing nominating committee of the Board of Directors. This function is performed by the Executive Committee of the Board of Directors itself. The Executive Committee has not established any formal policy or procedure for considering nominees recommended by shareholders.

    The Audit Committee recommends to the Executive Committee the appointment of the independent certified public accountants for the following year. The Committee reviews with the accountants the scope of the Company's annual audit, the annual financial statements of the Company, and the auditors' comments relative to the adequacy of the Company's system of internal controls and accounting systems. The Committee, which reports directly to the Executive Committee, is currently composed of five non-employee directors, Messrs. Holt, Popp, Steiner, Sursa and White. The Committee met twice during 1993. Mr Steiner is Chairman of the Committee.

    The Compensation Committee, whose Report follows, is composed of five non-employee directors, reports directly to the Executive Committee, and is currently composed of five directors, Messrs. Holt, Kreyling, Popp, Sursa and White. Mr. Sursa is chairman of the Committee. The Committee met once during 1993.

   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of the Compensation Committee has ever served as an officer or employee of the Company or any of its subsidiaries nor has any executive officer of the Company served as a director or member of a compensation committee for any company that employs any director of the Company or member of the Compensation Committee.

  REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE MANAGEMENT
                          COMPENSATION

    The Compensation Committee of the Board of Directors (the "Committee") evaluates and approves the overall policies which govern the annual base salaries of the Company's management, including its Chief Executive Officer ("CEO") and other executive officers, and the Company's incentive programs including the Key Employees Performance Recognition Plan ("KEPRP"), the Stock Option Plan, and the Employees Savings and Stock Ownership Plan ("ESSOP").


    The Committee reviews and evaluates Old Republic's corporate performance and executive management compensation once each year. In making its evaluations, the Committee considers a large number of factors including those set forth under "Compensation Policies" herein, together with other matters such as the inflation rate, and the Company's past performance, generally over consecutive five-year time frames.

Compensation Policies

    Old Republic's compensation policies, particularly as they apply to its executive officers, including the CEO, are designed to achieve the following major objectives:

1. To set base annual salaries (base income) for key executive officers which are deemed reasonably competitive in the context of American industry generally, and the insurance industry specifically. Business size, level of responsibility, complexity of operations, and long term performance and prospects are among the factors considered. The Company, however, does not necessarily seek to set base salaries above, below or equal to the medium base salaries of the insurance industry.

2. To afford personnel an opportunity and incentive to increase their base income over time through participation in incentive compensation and related stock option and savings programs. With respect to all such programs the Committee approves various criteria, the objectives of which are to:

     a) Establish tangible means of evaluating the overall financial performance of the Company or individual profit centers;

     b) Align performance criteria with shareholders' interests by establishing minimum requirements relative to such performance indicators as return on equity, return or profit margin on revenues, and increases in earnings;

     c) Encourage a long-term commitment to the organization.

     In addition, the Committee considers a variety of intangible and other subjective factors such as each person's likely future contribution to the Company's successful growth, the current state and prospects of the industry or segment(s) thereof, and the Company's long-term goals and strategies which might from time to time require temporary investment in personnel resources in the absence of immediate positive results. Further, the Committee considers the compensation and benefits previously paid to its executive officers.

     In making its performance evaluations, the Committee takes the shareholders' interests into account from the standpoints of both total market return for the Common Stock as well as the Company's intrinsic performance as such and relative to the Company's Peer Group. However, the Committee places greater emphasis on the latter two factors since total market return is influenced materially by the vagaries of the securities markets.

     The Company's Peer Group referred to in this report and used for comparison purposes are those companies that are listed in the footnote in the Company's performance graph on page 13 as "The Peer Group".

Compensation of the Chief Executive Officer

    With specific reference to the CEO's compensation, the Committee takes into account all of the factors and objectives discussed above. In addition, special emphasis is also placed on such other considerations as the CEO's vision and planning for the Company's future and the strategies implemented for their realization, his leadership qualities and judgment, and his commitment to and abilities in setting and promoting the character of the organization in the best interests of its insurance subsidiaries, insurance beneficiaries, and shareholders. The Committee's evaluation of the CEO's performance takes place without his presence.

    Mr. Zucaro joined the Company in 1976 as Executive Vice President and Chief Financial Officer. He was promoted to President in 1981, to Chief Executive Officer in 1990, and to Chairman on January 1, 1993 while retaining his offices as President and Chief Executive Officer. Until 1989, Mr. Zucaro's cash compensation consisted solely of a base annual salary and a small amount of fees earned in his capacity as a director of a number of the Company's subsidiaries. His other compensation was fully deferred pursuant to his participation in the Company's KEPRP, ESSOP, and stock option plans. Since 1990, his cash compensation has been enhanced by 50% of the awards granted to him under the Company's KEPRP pursuant to the revised terms of that plan.

    The following table reflects certain key data pertaining to the Company's performance during the past three years together with the CEO's compensation during the period. In comparing this data, it should be noted that the CEO's and other executives' cash and deferred compensation is to a significant degree based on prior year(s)' performance of the
Company. Accordingly, trends in the CEO's compensation to some extent lag, up or down, the performance trends for the
Company.


                                        Summary of Company Performance Indicators
                                                           VS.
                                                    CEO Compensation
                                                      1991 to 1993

                                                                                                    Amounts

                                          % of Change
                                              1993          1992         1991    '93 vs '92 '92 vs '91'93 vs '91
Company Performance Indicators (a)
($ in Millions)
Consolidated assets                       $ 6,098.3     $ 4,141.6    $ 3,713.2      47.2%     11.5%     64.2%
Common shareholders'
equity                                    $ 1,256.9     $ 1,084.9    $   881.7      15.9%     23.0%     42.6%
Net revenue                               $ 1,736.3     $ 1,617.0    $ 1,374.5       7.4%     17.6%     26.3%
Net operating income                      $   140.6     $   129.9    $   112.1       8.2%     15.9%     25.4%
Net income                                $   175.1     $   174.7    $   131.0       0.2%     33.4%     33.7%
Percent return on equity                       16.1%         19.8%        17.1%
Primary Per Share Data:
(in dollars and cents)
   Book value                             $    24.25    $    21.40   $    18.81     13.3%     13.8%     28.9%
   Net operating income                   $     2.38    $     2.28   $     2.12      4.4%      7.5%     12.3%
   Net income                             $     2.98    $     3.09   $     2.48      3.6%     24.6%     20.2%

CEO Compensation (b)
1. Cash compensation                      $  658,536    $  607,053   $  515,769      8.5%     17.7%     27.7%
2. Deferred incentive compensation        $  201,800    $  183,728   $  133,100      9.8%     38.0%     51.6%
   Incentive stock options:
   3. Valued at 5% appreciation:          $  791,438    $     --     $  174,844     --        --       352.7%
   4. Valued at 10% appreciation:         $1,997,438    $     --     $  441,273     --        --       352.7%
5. Total cash & deferred incentive
      compensation with options, if any,
      valued at:
6.    5% appreciation (1 +2+3)            $1,651,774    $  790,781   $  823,713    108.9%     (4.0%)   100.5%
7.    10% appreciation (1 +2+4)           $2,857,774    $  790,781   $1,090,142    261.4%    (27.5%)   162.1%


(a)  Data taken from the Company's audited financial statements and stock market tables as applicable.  Return on equity is calculated by dividing each year's net income by the common shareholders' equity balance at the beginning of the year.  Net operating income excludes fresh start tax credits and realized capital gains which are a part of net income; both net operating income and net income per share are shown after deduction of Preferred Stock dividend.

(b)  In this table, Cash Compensation includes annual salary, the cash portion of awards under the KEPRP, the amount of premium for group term life insurance attributed to the CEO's compensation, and directors' fees; Deferred Incentive
     Compensation includes the deferred portion, which is non-interest bearing, of awards granted under the Company's
     KEPRP and the employer matching contribution to the ESSOP; Incentive Stock Options have been valued alternatively by assuming that the market value of the Common Stock subject to options will compound at a 5% and a 10% annual rate (or 63% and 159%, respectively, in the aggregate) over the 10-year term of the options. The actual future value of such options may be higher or lower than these arbitrary estimates. Also see "Summary Compensation Table".
/TABLE

Employee Benefit Plans

     In addition to determining base salaries, the Committee also administers the Company's employee benefit plans. The employee benefit plans are an important part of the Company's compensation structure and provide employees, including the CEO and other executive officers, with an opportunity and incentive to increase their base income.


Key Employee Performance Recognition Plan ("KEPRP"): Under the Company's KEPRP, the Company establishes a performance recognition pool each year for allocation among key employees of the Company and its participating subsidiaries, including the CEO and other executive officers. Employees eligible to share in this pool are selected annually by the Committee in consultation with the CEO. However, the CEO does not consult with the Committee with regard to the performance, eligibility or award for himself. After prior plan participants are credited with a certain portion, if any, of each year's pool the CEO may recommend the allocation of the balance of the pool to participants in the plan, other than himself, or may recommend to carry forward up to 50% of such amount for up to three years for later allocation. In designating eligible employees and determining amounts to be allocated, the Committee in consultation with the CEO considers the positions and responsibilities of the employees, the perceived value of their accomplishments to the Company, their expected future contributions to Old Republic and other relevant factors.

     The pool amount is established in accordance with a complex formula which takes into account (a) the eligible participating employees' annual salaries,
(b) the current year's earnings of the Company in excess of the prior year's earnings (excluding income from capital gains or losses), multiplied by a factor determined by the increase in the Company's earnings per share, and (c) the latest year's return on equity in excess of an amount determined by taking into account the latest five years' average inflation rate (as measured by the Consumer Price Index) and the average return on equity for the same five year period reported by ten major publicly held insurance organizations. Each year's pool is in turn limited to no more than 25% of plan participants' aggregate annual base salaries.

     There is an immediate payment in cash of 50% of any award made; the balance of the award vests at the rate of 10% per year of participation. The deferred balance(s) do not bear interest. Pursuant to the plan, participants become vested in their account balances upon total and permanent disability or death, or upon the earlier of attaining age 55 or being employed for 10 years after first becoming eligible. Benefits are payable in installments, beginning no earlier than age 55 and/or following termination of employment, death, disability or retirement.

     In addition to the KEPRP, the Company also maintains a number of separate plans for several individual subsidiaries or separate profit centers. Such plans similarly provide for the achievement of certain financial results and objectives as to each such subsidiary or profit center.

Stock Option Plan: To encourage growth in shareholder value and a long-term commitment to the business, the Company believes that key employees, including the CEO and other executive officers, who are in a position to make a substantial contribution to the long-term success of the Company should have a stake in its on-going success. As a result, the Company maintains a non-qualified stock option plan (the "Plan") for key employees of the Company and its participating subsidiaries. The decision to award stock options pursuant to the Plan and the performance factors that contribute to the amount of such awards are based on the same factors as set forth under "Compensation Policies" herein. The primary reason for granting options is to encourage long-term commitments to the Company by key employees so they will have a greater incentive to promote the Company's success. The performance factors the Committee considers include the achievements of the individual key employee, the overall performance of the Company and the likelihood of future contributions to the Company's successful growth by the individual key employee. The Plan provides for the issuance of options for up to 5% of the Common Stock issued and outstanding at any one time. The purchase price per share of Common Stock subject to an option under the Plan is fixed by the Committee. However, such purchase price may not be less than the mean high and low sale price or the last reported sale price of the Company's Common Stock as reported on the New York Stock Exchange on the date immediately preceding the date the option is granted. Optionees may exercise their options for shares of either Common Stock or Series G Preferred Stock. The term of each option may not be for more than 10 years from the date of grant. Under ordinary circumstances, options may be exercised to the extent of 10% of the number of shares covered thereby on and after the date of grant and cumulatively to the extent of an additional 10% on and after each of the first through ninth years after the date of grant. Under the Plan and certain other previously granted options with vesting acceleration prices, optionees may exercise their options to the extent of 10% of the number of shares covered by the option for each year that the optionee has been employed by the Company or its subsidiaries once the vesting acceleration price is reached. The vesting acceleration price is established by the Committee at the time of grant at 150% of the option purchase price per share.

     Under certain options previously granted, the Company may extend 15 year loans at a prevailing market rate of interest for a portion of the exercise price. Under certain options, but not under options granted in accordance with the Company's 1992 Option Plan, the employee's right to exercise options is accelerated if the Company is dissolved or liquidated, merged, or consolidated with another company and the Company is not the surviving corporation, or more than 50% of the members of the Board of Directors of the Company change in any one year unless one or more of the new directors was nominated by the Board of Directors of the Company.

Employees Savings and Stock Ownership Plan ("ESSOP"): The Company's ESSOP allows eligible employees with one or more years of service with the Company or participating subsidiaries ("employers") to save a minimum of 1% up to a maximum of 15% of their total compensation. Employees' savings up to 6% are matched by employer contributions ranging from 20% to 140% of such savings in accordance with a formula based upon the percentages saved and the increase in the Company's average net operating earnings per share for the five years ending with the calendar year immediately prior to the year for which the contribution is being made. Under the terms of the ESSOP, employer contributions are invested exclusively in Preferred or Common Stock of the Company and employee savings may be invested at the employee's direction in either a fund providing for a diversified investment portfolio or in a fund established for more speculative investments. A participant becomes vested in the account balance allocated from employer contributions upon being totally and permanently disabled, dying, or upon the earlier of attaining age 65 or being employed for 7 years. Vesting also occurs in increments of 20% a year, beginning after two years of service. Benefits are payable upon termination of service, death or disability, or following retirement. At the election of the participant, benefits derived from employer contributions are payable either in cash or in Common Stock.

RMIC Profit-Sharing Plan: Mr. Simpson also participates in the RMIC profit sharing plan. The RMIC profit-sharing plan covers substantially all employees of RMIC and its subsidiaries. Contributions to the plan are determined annually by RMIC's Board of Directors, and voluntary contributions of up to 10% of annual income are permitted. Plan participants' interests vest in increments of 10% of contributed amounts beginning with 40% after one year and extending to 100% after seven years. Account balances are payable upon death or permanent disability. Normal retirement is at age 65 and the plan provides for early retirement at age 50 with ten years of service. With the consent of RMIC, retirement may be deferred. Benefits upon retirement may be received as a monthly annuity, periodic cash payments, or in a lump-sum distribution at the participant's election.

                                        Compensation Committee
                                        David Sursa, Chairman
                                        Darrel M. Holt,
                                        Kurt W. Kreyling
                                        John W. Popp
                                        William G. White. Jr.

     The foregoing Report of the Compensation Committee on Executive Management Compensation shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference.


Executive Compensation
     The following table sets forth certain information regarding the compensation paid or accrued by the Company to or for the account of the Chief Executive Officer and each of the three other executive officers of the Company for services rendered in all capacities during each of the Company's fiscal years ended December 31, 1993, 1992 and 1991:


                                                           SUMMARY COMPENSATION TABLE
                                                       Long-Term
                               Annual Compensation  Compensation
(a)               (b)            (c)           (d)           (e)                  (f)
                                                      Securities
Name and                                              Underlying
Principal                                                 Option            All Other
Position         Year      Salary(1)      Bonus(2)     Awards(3)      Compensation(4)
A.C. Zucaro      1993        454,850       400,000        50,000                5,486
President        1992        428,367       350,000            --               11,786
Chief Executive  1991        387,083       250,000        22,000               11,786
Officer
Paul D. Adams    1993        235,000       110,000        15,000                3,262
Senior Vice      1992        226,833        95,000            --                9,504
President,       1991        217,000        75,000        16,500                6,711
Chief
Financial
Officer & Treasurer
Spencer          1993        251,800        62,500            --                3,366
LeRoy Ill        1992        127,600 (5)        --        25,000                  783
Senior Vice      1991             --            --            --                   --
President,
Secretary & General
Counsel
William A.       1993        223,978 (6)   200,000        20,000               21,800 (7)
Simpson          1992        208,475 (6)   125,000            --               24,547 (7)
Senior Vice      1991        195,141 (6)    90,000         6,600               23,684 (7)
President


(1)  Includes fees paid for services as a director of certain of the Company's subsidiaries.
(2)  This column includes combined cash and deferred incentive compensation awards granted under the Company's KEPRP and similar plans maintained for different profit centers. Awards thereunder are typically made 50% in cash and 50%
     deferred. The deferred amounts included in this column are usually not payable before the person retires at 55 years of age or later; the amount deferred does not accrue interest and it is included in this column without a present value discount.
(3)  Number of shares of Common Stock subject to options granted during the year indicated.

(4)  Represents employer matching contribution to the Company's ESSOP and the amount of premium for the Company's group term life insurance plan attributed to the compensation of executive officers of the Company. For 1993, the
     Company's matching contribution for each was $1,800.  For 1993, $3,686, $1,462,  $1,566, and $0 were attributed to the compensation of Messrs. Zucaro, Adams, LeRoy, and Simpson, respectively, for group term life insurance premiums paid by the Company.

(5)  Mr. LeRoy became an executive officer of the Company on July 1, 1992.

(6)  Includes $6,600 paid under an agreement with the Company's subsidiary, Republic Mortgage Insurance Company
     ("RMIC"), which requires such a payment for each year through 1995 which Mr. Simpson is employed by RMIC at year end.

(7)  Includes $20,000 as the vested amount accrued for Mr. Simpson in the RMIC Profit Sharing Plan for 1993.


Retirement Plans

The Company maintains the Old Republic International Corporation Salaried Employees Restated Retirement Plan (the "Company Plan") for its employees and those of participating subsidiaries. The Company Plan, which is noncontributory, provides for benefits based upon 1.5% of the participant's "Final Average Monthly Earnings" (1/60th of the aggregate earnings of the employee during the period of the five consecutive years of service out of the last ten consecutive years of service which results in the highest "Final Average Monthly Earnings") multiplied by the participant's years of service. Earnings equal base salary and commissions but excludes cash and deferred incentive compensation awards granted under the Company's KEPRP.

     The following table sets forth the estimated annual benefits payable under the Company Plan to an employee, upon retirement at December 31, 1993, at age 65 after specified years of service:

Highest Average
Annual Earnings of
the 5 Consecutive              Estimated Annual Retirement Income for
Plan Years Out of the         Representative Years of Credited Service*
Last 10 Plan Years           15        20        25        30        35        40
        $150,000        $33,750   $45,000   $56,250   $67,500   $78,750   $90,000
         200,000         45,000    60,000    75,000    90,000   105,000   120,000
         250,000         56,250    75,000    93,750   112,500   131,250   150,000
         300,000         67,500    90,000   112,500   135,000   157,500   180,000
         350,000         78,750   105,000   131,250   157,500   183,750   210,000
         400,000         90,000   120,000   150,000   180,000   210,000   240,000
         450,000        101,250   135,000   168,750   202,500   236,250   270,000
         500,000        112,500   150,000   187,500   225,000   262,500   300,000
         550,000        123,750   165,000   206,250   247,500   288,750   330,000

*Maximum benefit is limited by law to $118,800 in 1994.

     The amounts shown in the chart are not subject to offsets for any Social Security payments. At December 31, 1993, Mr. Zucaro was credited with 17 years of service, Mr. Adams was credited with 4 years of service and Mr. LeRoy was credited with 1 year of service, for purposes of the Company Plan. However, Mr. LeRoy's participation under the Plan will not vest until July 1, 1997. Mr. Simpson did not participate because employees of RMIC participate in the RMIC Profit-Sharing Plan instead of the Company Plan. At December 31, 1993, the highest average annual earnings for purposes of the above computations under the Company Plan were approximately $382,667 for Mr. Zucaro, $221,375 for Mr. Adams and $250,000 for Mr. LeRoy.

     The Company also maintains the Old Republic International Corporation Executives Excess Benefit Plan to provide certain key executives with pension benefits in excess of the benefits provided by the Company Plan. The plan is administered by the Compensation Committee of the Board of Directors, which selects the employees to participate in the plan from those who are participants in the Company Plan. The benefits payable under this plan equal the excess of the amount otherwise payable under the terms of the Company Plan over the reduced benefits required by applicable law. Benefits under this plan are payable at the time benefits are payable under the Company Plan. The plan is unfunded and no contributions are made to any separate funding vehicle.


Option Grants in 1993

The following table sets forth certain information regarding options to purchase shares of Common Stock granted to the executive officers of the Company listed in the Executive Compensation Table during the Company's 1993 fiscal year:


                                                  Option Grants in 1993


(a)                        (b)          (c)         (d)         (e)                          (f)
                                                                                       Potential
                                                                     Realizable Value at Assumed
                                                                     Annual Rates of Stock Price
                                                                    Appreciation for Option Term
         Individual Grants

                                       % of                                 @ Annual Compounding
                     Number of        Total                                     Growth Rates Of:
                    Securities      Options
                    Underlying   Granted to                 Expira-
                       Options    Employees    Exercise        tion
Name                Granted(1)      in 1993       Price        Date           5%             10%
A. C. Zucaro            50,000          8.2    $ 25.125    12/31/02    $ 791,438     $ 1,997,438
Paul D. Adams           15,000          2.4    $ 25.125    12/31/02    $ 237,431     $   599,231
Spencer LeRoy III         None           --          --          --           --              --
William A. Simpson      20,000          3.3    $ 25.125    12/31/02    $ 316,575     $   798,975

(1)  See the Report of the Compensation Committee on Executive Management Compensation "Stock Option Plan"
     regarding the vesting of stock options.


Aggregate Options Exercised in 1993 and Option Values at December 31, 1993

     The following table sets forth certain information regarding options to purchase shares of Common Stock exercised during the Company's 1993 fiscal year and the number and value of exercisable and unexercisable options to purchase shares of Common Stock held of the end of the Company's 1993 fiscal year by the executive officers of the Company named in the Executive Compensation Table:
                                           Aggregated Option Exercises in 1993
                                         and Option Values at December 31, 1993


(a)                              (b)                 (c)(d)                  (e)

                                                                                                     Number of
                                                                      Securities                      Value of
                                                                      Underlying                   Unexercised
                                                                     Unexercised                  ln-the-Money
                                                                      Options at                    Options at
                                                                        12/31/93                      12/31/93
                     Shares Acquired                                Exercisable/                  Exercisable/
Name                     on Exercise   Value Realized(1)           Unexercisable              Unexercisable(2)
A. C. Zucaro                144,372       $ 2,633,366(3)    101,212   /   45,000     $ 1,102,996   /  $      0
Paul D. Adams                  None                --        25,889   /   13,763     $   253,411   /  $  3,322
Spencer LeRoy III              None                --         5,000   /   20,000     $    10,625   /  $ 45,500
William A. Simpson            5,516       $    74,541        21,624   /   18,000     $   221,349   /  $      0

<F1> Value realized is equal to the difference between the fair market value per share of Common Stock on the date of exercise and the option exercise price per share multiplied by the number of shares acquired upon exercise of an option.

<F2> Value of exercisable/unexercisable in-the-money options is equal to the difference between the fair market value per share of Common Stock at December 31, 1993 and the option exercise price per share multiplied by the number of shares subject to options.

<F3> Represents the exercise of options granted in 1979, 1981 and 1984.  The value shown here is the difference between the option price and market price on the day of the exercise of the option. Mr. Zucaro has not in fact realized any gain on the exercise of these option shares since he has not sold them.


Comparative Five-Year Total Market Returns

     The following table, prepared on the basis of market and related data furnished by Standard & Poor's Compustat Services, reflects total market return data for the most recent five calendar years ended December 31, 1993. For purposes of the presentation the information is shown in terms of $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding year. The $100 investment is deemed to have been made either in Old Republic Common Stock, in the S&P 500 Index of common stocks, or in an aggregate of the common shares of a Peer Group (*) of ten publicly held insurance businesses selected by Old Republic. In each instance the cumulative total return assumes reinvestment of cash dividends.

     The information utilized to prepare this table has been obtained from sources believed to be reliable, but no representation is made that it is accurate or complete in all respects.

           Comparison of Five Year Total Market Return
OLD REPUBLIC INTERNATIONAL CORPORATION vs. S&P 500 vs. Peer Group
          (For the five years ended December 31, 1993)





          $300

          [GRAPH]
          $200(With Legend)


          $100


          $0

_________________________________________________________________


                      ORI                 S&P          Peer Group
1988              $100.00             $100.00             $100.00
1989              $114.18             $131.69             $141.44
1990              $111.47             $127.60             $119.72
1991              $195.14             $166.47             $159.54
1992              $278.20             $179.15             $184.19
1993              $257.54             $197.21             $202.52

(*)  The Peer Group of companies selected by Old Republic consists of:  Aetna Life & Casualty Company, American International
     Group, Inc., Chubb Corporation, CNA Financial Corporation, CIGNA Corporation, Continental Corporation, Lincoln National
     Corporation, Ohio Casualty Corporation, St. Paul Companies, Inc., and The Travelers Corporation. The companies in the Peer
     Group have been approved by the Compensation Committee.

     The foregoing table shall not be deemed to be incorporated by reference into any filing of the Company under the Securities
     Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference.

                                           PROPOSAL I - ELECTION OF DIRECTORS

     The following tabulation lists all nominees and continuing directors of the Company. Five Class 1 directors are to be elected to hold office for a term of three years and until their successors are elected and qualified. The nominees are presently Class 1 directors. It is intended that, in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the election of such nominees. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specifications, that the proxies will be voted for the balance of those named and for a substitute nominee or nominees. However, the Company now knows of no reason to anticipate such an occurrence. All of the nominees have consented to be named as nominees and to serve as directors if elected.


                                             Positions with Company,
                                             Business Experience, and
Name                               Age       Other Directorships
Nominees for Election

CLASS 1 (Term expires in 1994)
Anthony F. Colao                   66        Director since 1987; Senior Vice President of the Company since 1987;
                                             formerly Partner of Coopers & Lybrand, accountants, for more than five years prior to 1987, which firm has been retained by the Company as independent accountants during more than the last two fiscal years.

John C. Collopy                    73        Director since 1980; Consultant to Old Republic Title Holding, Inc.
                                             (formerly Founders Title Group, Inc.), a subsidiary of the Company.
                                             Formerly Chairman of the Board of Founders Title Group, Inc. for more than the past five years.

Kurt W. Kreyling                   72        Director since 1974; Retired; formerly President and Treasurer of Kreyling
                                             Company, wholesaler of floor coverings, Evansville, Indiana.

William G. White, Jr.              65        Director since 1993; Retired; formerly President of The First Federal
                                             Savings Bank, Winston-Salem, North Carolina; Consultant to Southern
                                             National Bank, Winston-Salem, North Carolina; Director of Republic Mortgage
                                             Insurance Company, a subsidiary of the Company for more than the past five years.  Director of Savers Life Insurance Company, Winston-Salem, North
                                             Carolina.

A. C. Zucaro                       54        Director since 1976; Chairman of the Board of the Company and various subsidiaries since January, 1993; Chief Executive Officer of the Company and various subsidiaries since August, 1990; President of the Company and various subsidiaries for more than the past five years.

CLASS 2 (Term expires in 1995)

John W. Popp                       71        Director since 1993; Retired; formerly Partner of KPMG Peat Marwick, accountants. Director of Bituminous Casualty Corporation and Great West
                                             Casualty Company, subsidiaries of the Company for more than the past five years. Director of SCOR U.S. Corporation. Positions with Company,
                                             Business Experience, and

Jimmy A. Dew                       53        Director since 1980; Executive Vice President of Republic Mortgage
                                             Insurance Company, a subsidiary of the Company, for more than the past five years.

Darrel M. Holt                     78        Director since 1978; Owner, Holt Properties; Retired Chairman, The Towle
                                             Company, mortgage banking and real estate.

David Sursa                        68        Director since 1969; Chairman of the Board, NBD Bank, N.A., Muncie,
                                             Indiana, for more than the past five years.


CLASS 3 (Term expires in 1996)

Peter Lardner                      62        Director since 1985; Chairman and President of Bituminous Casualty
                                             Corporation, a subsidiary of the Company, for more than the past five years.

Wilbur S. Legg                     71        Director since 1969; Retired; formerly Partner of Lord, Bissell & Brook, attorneys, Chicago, Illinois, which firm has been retained by the Company as counsel during more than the last two fiscal years.

William A. Simpson                 52        Director since 1980; Senior Vice President of the Company and President of
                                             Republic Mortgage Insurance Company, a subsidiary of the Company, for more than the past five years. Director of Salem Trust Bank, Winston-Salem,
                                             North Carolina.

Arnold L. Steiner                  56        Director since 1974; Retired; formerly President of Steiner Bank,
                                             Birmingham, Alabama.

William R. Stover                  71        Director since 1969; Retired; prior to January 1993, Chairman of the Board of the Company and various subsidiaries for more than the preceding five years; Chief Executive Officer of the Company and various subsidiaries prior to August, 1990.


Board of Directors Recommendation

     The Board of Directors recommends a vote FOR the Class 1 directors that are listed as nominees. Proxies solicited by the Board of Directors will be voted for the election of these nominees unless shareholders specify to the contrary in their proxies.

        PROPOSAL 2 - AMENDMENT TO THE COMPANY'S RESTATED
                  CERTIFICATE OF INCORPORATION


                         PROPOSAL NO. 2

     This proposal is to amend the Company's Restated Certificate of Incorporation to change the par value of the Company's Preferred Stock.

Background

     The Company's Board of Directors has approved and recommended to the shareholders for their approval an amendment to Article FOURTH of the Company's Restated Certificate of Incorporation to change the par value of the Company's Preferred Stock from non par value stock to par value stock with a par value of one cent (1) a share. A copy of the proposed amendment is attached hereto as Exhibit A.

Reasons for the Amending Article FOURTH

     As a Delaware corporation, the Company is required to pay certain Delaware franchise taxes which are based, in part, on the number and the par value of shares authorized in the Company's Restated Certificate of Incorporation. The Company's Common Stock has a par value of One Dollar ($1.00) a share and the Company's Preferred Stock is without par value. Under Delaware law the computation of franchise taxes for shares without par value is made by multiplying the number of authorized shares of capital stock without par value by $100. Thus a change in the Company's Preferred Stock so that it has a par value of one cent (1) a share will result in a reduction of future Delaware franchise taxes. Although the exact amount of future savings cannot be determined, the management of the Company believes that the anticipated savings warrant the adoption of this amendment.

     The proposed amendment will have no effect on any of the rights and privileges now possessed by holders of the Company's Preferred Stock.

     If approved by the shareholders, the proposed amendment to Article FOURTH would become effective upon the filing with the Secretary of State of Delaware of a Certificate of Amendment to the Company's Restated Certificate of Incorporation, which filing would take place shortly after the Annual Meeting.


Board of Directors Recommendation

     The Board of Directors recommends a vote FOR the amendment to Article FOURTH of the Company's Restated Certificate of Incorporation. Proxies solicited by the Board of Directors will be voted in favor of this proposed amendment unless shareholders specify to the contrary in their proxies.

                        VOTING PROCEDURES

     The General Corporation Law of the State of Delaware specifies that in the absence of contrary requirements in a corporation's Certificate of Incorporation or By-laws, the votes on matters at Shareholders Meetings are decided as follows: (1) Directors are elected by a plurality of the shares who are present in person or by proxy at the meeting and who are entitled to vote in the election, and (2) amendments to Restated Certificates of Incorporation are determined by the affirmative vote of the majority of shares of the Company's capital stock outstanding who are entitled to vote.

     The Company's Restated Certificate of Incorporation and By-laws do not require any different treatment for any of the proposals being considered at the Company's Annual Shareholders Meeting.


     The Company's Restated Certificate of Incorporation and its By-laws are silent on the mechanics of voting. As a result, the General Corporation Law of the State of Delaware is controlling. Under Delaware law the votes at the Company's Annual Shareholders Meeting will be counted by the inspectors of election required to be appointed at the meeting. The inspectors are charged with ascertaining the number of shares outstanding, the number of shares present, whether in person or by proxy, and the validity of all proxies. The inspectors are entitled to rule on any voting challenges and are responsible for the tabulation of the voting results.

     Under Delaware law, abstentions are counted in determining the quorum of the meeting and as having voted on any proposal on which an abstention is voted. As a result, on those proposals which require a plur the meeting who are entitled to vote, the vote of an abstention has no effect. However, on those proposals which require an affirmative vote of the major shares outstanding who are entitled to vote, the vote of an abstention has effect of a vote against the proposal.

     Where brokers report a non-vote, the shares reported are counted for the determination of a quorum for the meeting but they are not counted as having voted on the proposal where there is a non-vote. As a result, on those proposals which require a plurality vote of the shares at the meeting who are entitled to vote, a non-vote will have no effect. However, on those proposals which require an affirmative vote of the majority of shares outstanding who are entitled to vote, a non-vote has the effect of a vote against the proposal.


        RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's consolidated financial statements for the year ended December 31, 1993 were examined by Coopers & Lybrand, independent certified public accountants. No decision has as yet been made with respect to the selection of independent certified public accountants for fiscal 1994. A member of Coopers & Lybrand is expected to attend the annual meeting with an opportunity to make an appropriate statement if the representative desires to do so and will be available to respond to appropriate questions.

          SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

     In order for a proposal by a shareholder of the Company to be included in the Company's proxy statement and form of proxy for the 1995 Annual Meeting of Shareholders, the proposal must be received by the Company no later than December 1, 1994.

                          OTHER MATTERS

     The Company knows of no matters, other than those referred to herein, which will be presented at the meeting. If, however, any other appropriate business should properly be presented at the meeting, the proxies named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

                    EXPENSES OF SOLICITATION

     All expenses incident to the solicitation of proxies by the Company will be paid by the Company. In addition to solicitation by mail, the Company has retained Georgeson & Co. (with respect to street name holders) and D.F. King & Company, Inc. (with respect to individual shareholders) both of New York City, to assist in the solicitation of proxies, including delivery of proxy materials. Fees and expenses for this solicitation are expected to be approximately $13,000. The Company intends to reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held of record by such persons. In a limited number of instances, regular employees of the Company may solicit proxies in person or by telegraph or telephone. By order of the Board of Directors.

                                             SPENCER LEROY III
                                             Secretary



Chicago, Illinois
March 31, 1994


                            Exhibit A


     RESOLVED, that Article FOURTH of the Restated Certificate of Incorporation of the Corporation be amended in the following manner:

   The first paragraph of Article FOURTH is amended to read as follows:


     "FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Three Hundred Seventy Five Million (375,000,000) shares, divided into three classes as follows:

     Seventy Five Million (75,000,000) shares of Preferred Stock of the par value of one cent (1) per share (Preferred Stock).

     Two Hundred Fifty Million (250,000,000) shares of Common Stock of the par value of $1.00 per share (Common Stock).

     Fifty Million (50,000,000) shares of Class B Common Stock of the par value of $1.00 per share (Class B Common Stock)."